EASY ENERGY INC.

49 HA'AROSHET ST, P.O. BOX 6409

KARMIEL 20100, Israel.

Demand Promissory Note

Amount: $300

Due: On Demand not earlier than 12 months after the date of this loan.

FOR VALUE RECEIVED, the undersigned, Easy Energy, Inc (the “Borrower”), of 49 Ha’aroshet St. P.O.Box 6409, Karmiel 20100, Israel, hereby acknowledges itself indebted to Mr. Gay Ofir (the “Lender”) and promises to pay on demand to or to the order of the Lender at 40 Baz St. Karmiel 20100, Israel, or as otherwise directed in writing by the Lender, the principal sum of $300US without interest.

The Lender may assign all or part of its rights and title, to and under this promissory note. All payments required to be made hereunder shall be made by the Borrower without any right of set off on counterclaim.

Dated: August 1, 2007

Borrower	Lender

/s/ Emanuel Cohen	/s/ Guy Ofir
Easy Energy, Inc	Mr. Guy Ofir

Secretary - EMANUEL COHEN